Exhibit (a)(1)(E)
FORM OF CONFIRMATION OF RECEIPT OF ELECTION FORM
Confirmation of Receipt of Election Form
This Confirmation of Receipt of Election Form is related to the offer from TASER International, Inc. to exchange certain outstanding stock options under its Offer to Exchange Certain Outstanding Stock Options for New Options.
We have received your Election Form electing to exchange some or all of your eligible stock options as indicated in your Election Form for New Options.
Please note that you may change your election(s) at any time before 11:59 p.m. Eastern Time on December 27, 2010.
If you have any questions, please contact me at (480) 905-2002.
Thank you,
Dan Behrendt
Chief Financial Offer